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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement (Form S-4) and related Prospectus of R&B Falcon Corporation for the registration of 311,447 shares of Senior Cumulative Redeemable Preferred Stock and Senior Subordinated Debentures of our report dated February 13, 1998, with respect to the consolidated financial statements of Cliffs Drilling Company included in its Annual Report (Form 10-K) for the year ended December 31, 1997 and incorporated by reference in the R&B Falcon Corporation Current Report on Form 8-K/A Amendment No. 1 dated January 20, 1999, both filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Houston, Texas
June 18, 1999